Nuveen New York AMT-Free Quality Municipal Income Fund N-2ASR

Exhibit 99.(n)(1)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2024, with respect to the financial statements and financial highlights of Nuveen New York AMT-Free Quality Municipal Income Fund.

Chicago, Illinois
September 2, 2026